Exhibit 99.1

Badger Meter Reports Record Sales, Earnings and Earnings Per Share for 2016

MILWAUKEE--(BUSINESS WIRE)--February 6, 2017--Badger Meter, Inc. (NYSE: BMI) today reported results for the fourth quarter and year ended December 31, 2016.

Fourth Quarter 2016 Highlights

  Net sales were $93,098,000 for the fourth quarter of 2016, a 2.8% decrease from net sales of $95,770,000 for the fourth quarter of 2015.
  Net earnings were $6,113,000 for the fourth quarter of 2016, an 11.5% increase from net earnings of $5,483,000 for the fourth quarter of 2015.
  Diluted earnings per share were $0.21 for the fourth quarter of 2016, a 10.5% increase from diluted earnings per share of $0.19 for the fourth quarter of 2015.

Full Year 2016 Highlights

  Net sales were a record $393,761,000 for 2016, a 4.3% increase from net sales of $377,698,000 for 2015.
  Net earnings were a record $32,295,000 for 2016, a 24.5% increase from net earnings of $25,938,000 for 2015.
  Diluted earnings per share were a record $1.11 for 2016, a 23.3% increase from diluted earnings per share of $0.90 for 2015.

Operations Review

“The fourth quarter of 2016 capped off a record year for net sales and earnings. Strong municipal water domestic sales helped to offset lower international sales, which tend to be sporadic, as well as continued weakness in key flow instrumentation markets including oil and gas. The gross margin for the quarter was 36%, consistent with last year. Selling, engineering and administration expenses were down slightly as we controlled costs related particularly to flow instrumentation, while continuing to invest in innovation,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter. He added that fourth quarter net earnings and earnings per share were reduced by a non-cash pre-tax pension settlement charge of $770,000 or nearly $0.02 per diluted share.

Meeusen said the record 2016 annual net sales were driven by strong demand in the domestic municipal water market and the continued migration of many water utilities to the latest industry-leading Badger Meter technologies for meters, radios and software. These include the company’s ORION® cellular technology, E-Series® Ultrasonic meters and BEACON® Advanced Metering Analytics (AMA) software.

“We are very pleased with our record results for 2016. The higher net sales were primarily driven by double-digit increases in sales of our newest products, our E-Series® meters and ORION® cellular endpoints. The gross profit margin improved from 35.9% in 2015 to 38.2% for 2016. The increase was due to a more favorable product mix, with higher sales of newer products with stronger margins, the impact of higher volumes on plant utilization and favorable brass costs for much of the year. We finished the year with a solid 24.5% increase in net earnings,” said Meeusen. He noted that 2016 net earnings and earnings per share were reduced by a non-cash pre-tax pension settlement charges in the third and fourth quarters totaling $1.5 million or over $0.03 per diluted share.

“Badger Meter remains financially strong. Our debt-to-total capitalization ratio was 12.9% at year end, compared to 23.5% at the end of 2015. Cash generated from operations exceeded $55 million and set a new company record. We increased the quarterly cash dividend for the 24th consecutive year and also invested in new products, product enhancements and strategic acquisitions that position us for the future,” added Meeusen.

2017 Outlook

“Despite some headwinds in material costs, 2017 is off to a good start. We are optimistic about the continued growth of our successful new products in the municipal water market and believe the flow instrumentation market may be recovering. We look forward to executing on our long-term growth strategies in the year ahead,” said Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s fourth quarter 2016 results on Tuesday, February 7, 2017, at 10:00 AM Central/11:00 AM Eastern time.

Interested parties can listen to the call live on the Internet through the company’s website: www.badgermeter.com or by dialing 1-844-281-9843 and entering the passcode 46057671. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Tuesday, February 14, 2017, by dialing 1-855-859-2056 and entering the passcode 46057671. The webcast will be archived on the company’s website until its next earnings release.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing and communicating valuable and timely measurement data. For more information, visit www.badgermeter.com.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, international or civil conflicts that affect international trade, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  unusual weather, weather patterns or other natural phenomena, including related economic and other ancillary effects of any such events;
  economic policy changes, including but not limited to, trade policy and corporate taxation;
  the timing and impact of government funding programs that stimulate national and global economies, as well as the impact of government budget cuts or partial shutdowns of governmental operations;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete technology systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the inability to develop technologically advanced products;
  the failure of the Company’s products to operate as intended;
  the inability to protect the Company’s proprietary rights to its products;
  disruptions and other damages to information technology and other networks and operations due to breaches in data security;
  transportation delays or interruptions;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the content or handling of materials used in the Company’s products.

All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)

Net sales	$93,098	$95,770	$393,761	$377,698

Cost of sales	59,576	61,313	243,185	241,922

Gross margin	33,522	34,457	150,576	135,776

Selling, engineering and administration	24,427	24,947	99,811	93,407

Operating earnings	9,095	9,510	50,765	42,369

Interest expense, net	210	276	921	1,217

Earnings before income taxes	8,885	9,234	49,844	41,152

Provision for income taxes	2,772	3,751	17,549	15,214

Net earnings	$6,113	$5,483	$32,295	$25,938

Earnings per share:

Basic	$0.21	$0.19	$1.12	$0.90

Diluted	$0.21	$0.19	$1.11	$0.90

Shares used in computation of earnings per share:

Basic	28,909,740	28,791,430	28,887,479	28,758,534

Diluted	29,077,528	28,928,382	29,049,801	28,894,315

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	December 31,	December 31,
	2016	2015
	(Unaudited)

Cash	$7,338	$8,163
Receivables	59,818	56,643
Inventories	77,701	78,596
Other current assets	6,155	5,926
Total current assets	151,012	149,328

Net property, plant and equipment	90,194	90,920
Intangible assets, at cost less accumulated amortization	51,872	57,348
Other long-term assets	7,625	9,906
Goodwill	49,314	47,978
Total assets	$350,017	$355,480

Liabilities and Shareholders' Equity

Short-term debt	$37,950	$71,360
Payables	18,350	19,155
Accrued compensation and employee benefits	13,861	9,663
Other liabilities	5,677	4,366
Total current liabilities	75,838	104,544

Deferred income taxes	2,219	774
Long-term employee benefits and other	15,751	17,887
Shareholders' equity	256,209	232,275
Total liabilities and shareholders' equity	$350,017	$355,480

CONTACT:
Badger Meter, Inc.
Dawn O’Neill, (414) 371-7276